Pepper Hamilton LLP Attorneys at Law 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 215-981-4000 Fax 215-981-4750	Exhibit 99.5 Joseph C. Crawford direct dial: 215-981-4409 direct fax: 267-200-0805 crawfordjc@pepperlaw.com

February 7, 2007

Via E-Mail and First Class Mail

Peter R. Bray, Esquire Bray, Chiocca & Miller, LLC Lanidex Executive Center 100 Misty Lane Parsippany, NJ 07054-2710

Re:	Yardville National Bancorp

Dear Mr. Bray:

The purpose of this letter is to respond to your February 5, 2007 letter concerning the scheduling of the 2007 Annual Meeting of Shareholders of Yardville National Bancorp. (“YNB”).

YNB’s designation of August 16, 2007 as the date for the 2007 Annual Meeting of Shareholders is lawful and proper under the plain meaning of the statute cited in your letter, N.J.S.A. §14 A:5-2.

The statute repeatedly and specifically distinguishes between the two relevant events -- i.e., (1) the designation of the date of the Annual Meeting and (2) the subsequent action of holding the Annual Meeting. In particular, the statute explicitly requires YNB to designate (i.e., select and announce the date) of the Annual Meeting within thirteen (13) months of the immediately preceding Annual Meeting. The statute also specifically allows YNB to hold the Annual Meeting on any date permitted under YNB’s by-laws.

The statutory language refutes the statements in your February 5, 2007 letter. The first sentence of the statute states that the Annual Meeting may be “held at such time as may be provided in the by-laws.” N.J.S.A. §14A:5-2, which in the case of YNB, means that the meeting may be “at such time and place as shall be fixed by the Board of Directors.” By-Laws, Art. 1.1. The second sentence of the statute focuses on the legal consequences of a “failure to hold the Annual Meeting at the designated time,” a clear statutory reference to the fact that the Legislature recognized that it was dealing with two separate events.

Peter R. Bray, Esquire

February 7, 2007

The third sentence of the statute likewise deals with the consequences of a failure to hold the Annual Meeting on the date previously designated, which again underscores the Legislature’s clear recognition that designating and holding the Annual Meeting are two distinct events, each of which has its own separate statutory deadline.

The fourth sentence of the statute by its explicit terms applies either if there is a failure to hold the Annual Meeting on the designated date or “if no date has been designated for a period of thirteen months after the organization of the corporation or after its last Annual Meeting....” N.J.S.A. §14A:5-2. Thus, the plain language of the statute demonstrates that the thirteen month requirement applies to the designation or announcement of the date for the Annual Meeting, not the date when the meeting is actually held.

YNB’s recent designation of August 16, 2007 as the date for the 2007 Annual Meeting satisfies both of these statutory requirements. First, because YNB conducted its 2006 Annual Meeting on May 3, 2007, it had until June 4, 2007 to designate or announce the date when the 2007 Annual Meeting will be held. YNB fully complied with that requirement last week approximately four months before the statutory deadline, by designating August 16, 2007 as the date of the Annual Meeting.

Second, consistent with YNB’s By-Laws and the language in N.J.S.A. §14A:5-2, YNB may hold its 2007 Annual Meeting on any date in 2007. YNB will do so on August 16, 2007.

I also point out that Mr. Seidman’s questioning of the date of the 2007 Annual Meeting seems dubious given the position he took last year. During last year’s proxy contest, Mr. Seidman and his group contended that YNB should have postponed the 2006 Annual Meeting, which YNB had lawfully designated for May 3, 2006. Now Mr. Seidman is claiming that the date designated by YNB for its 2007 Annual Meeting should be advanced by a period of some ten (10) weeks. YNB once again will conduct the Annual Meeting on the lawfully designated date.

YNB’s designation of August 16, 2007 as the date for the 2007 Annual Meeting also fully complies with the requirements of SEC Rule 14a-5(f) and NASDAQ Rule 4350(e).

In sum, there is simply no legal basis for Mr. Seidman to complain about YNB’s decision to hold its Annual Meeting on August 16, 2007, rather than on June 4, 2007, the date Mr. Seidman apparently prefers.

Sincerely,
/s/ Joseph C. Crawford
Joseph C. Crawford

JCC/ab